Exhibit 99.2

March 31, 2021

Legalzoom.com Inc.

101 North Brand Boulevard, 11th Floor

Glendale, CA 91203

Attn: Dan Wernikoff, CEO

Ladies and Gentlemen:

LegalZoom.com, Inc. (the “Company”) has requested that Magid (“Magid”) execute this letter in connection with a proposed initial public offering by the Company (the “Transaction”), in connection with which the Company will be confidentially submitting and publicly filing a registration statement on Form S-1 (including any amendments and supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission and will be preparing additional materials relating to the Offering, including investor presentations, roadshow and testing-the-waters materials, as applicable. In response to such request, please be advised as follows:

1.

Magid consents to the Company’s use of and reference to Magid’s name and to the focus group studies and resulting reports commissioned by the Company from Magid in November 2020 and January 2021 (the “Studies”) in the Registration Statement and in any additional materials relating to the Transaction.

2.

Magid consents to the Company’s use of the information prepared for and supplied to the Company by Magid in connection with the Studies and to the inclusion of such information in the Registration Statement and in any additional materials relating to the Transaction.

3.	Magid consents to the filing of this letter as an exhibit to the Registration Statement, if applicable.

Magid agrees that the existence and terms of the Transaction constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose. The Company agrees to defend, indemnify, and hold harmless Magid for any third party claims arising from or related to Company’s use of the Studies in the Registration Statement.

[Signature page follows]

Very truly yours,

Magid

By:	/s/ Beth McCartan
Name:	Beth McCartan
Title:	CFO

[Signature Page to Magid Consent]